SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
        [ ] Preliminary Proxy Statement
        [ ] Confidential, for Use of the Commission Only (as permitted by Rule
              14a-6(e)(2))
        [X] Definitive Proxy Statement
        [ ] Definitive Additional Materials
        [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              Chemfab Corporation
                (Name of Registrant as Specified In Its Charter)

                              Chemfab Corporation
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
        [X] No fee required.
        [ ] Fee computed on table below per Exchange Act
              Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:
                             N/A

       2)     Aggregate number of securities to which transaction applies:
                             N/A

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                             N/A

       4)     Proposed maximum aggregate value of transaction:
                             N/A

       5)     Total fee paid:
                             N/A

      [ ]     Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
                             N/A

       2)   Form, Schedule or Registration Statement No.: N/A

       3)   Filing Party:
                             N/A

       4)   Date Filed:
                             N/A



                            CHEMFAB CORPORATION

                         701 DANIEL WEBSTER HIGHWAY
                       MERRIMACK, NEW HAMPSHIRE 03054

               NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF CHEMFAB CORPORATION:

       NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Chemfab Corporation will be held at the Corporation's principal executive office, 701 Daniel Webster Highway, Merrimack, New Hampshire, on Thursday, October 29, 1998 at 9:00 A.M. (local time) for the following purposes:

       (a)    To elect directors of the Corporation; and

       (b) To consider and vote upon a proposal to ratify the selection by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending June 30, 1999; and

       (c) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

       The Board of Directors has fixed September 2, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 1998 Annual Meeting of Shareholders. Accordingly, only shareholders of record at the close of business on September 2, 1998 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                    By order of the Board of Directors

                                    Thomas C. Platt III
                                    Secretary

September 23, 1998


NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF
      THE ACCOMPANYING PROXY.  A RETURN ENVELOPE IS ENCLOSED.




                            CHEMFAB CORPORATION
                              PROXY STATEMENT


       The enclosed proxy is solicited by the Board of Directors of Chemfab Corporation (the "Corporation") for use at the 1998 Annual Meeting of Shareholders on October 29, 1998 and at any adjournments or postponements thereof (the "Meeting").

       The Corporation's principal executive office is located at 701 Daniel Webster Highway, P.O. Box 1137, Merrimack, New Hampshire 03054.

       The cost of soliciting proxies by mail, telephone, telegraph or in person will be borne by the Corporation. The Corporation has retained the services of W.F. Doring & Company, a proxy solicitation firm based in New Jersey, to whom the Corporation will pay a fee of $1,500 plus reimbursement for mailing and out-of-pocket expenses. In addition to solicitation by mail, the Corporation will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them.

       You may revoke your proxy at any time prior to its use by giving written notice to the Secretary of the Corporation, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, in favor of the election of the nominees for directors listed herein, and in favor of the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1999, and, with respect to any other business which may properly come before the meeting, in the discretion of the named proxies. If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then your proxy will not be counted as present at the meeting with respect to such proposals. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of establishing a quorum for such proposals.

       All holders of record of the common stock, par value $.10 per share, of the Corporation (the "Common Stock") at the close of business on September 2, 1998, will be eligible to vote at the Meeting. Each share is entitled to one vote. As of September 2, 1998, the Corporation had outstanding 7,818,300 of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. This proxy statement and the enclosed proxy are first being mailed or given to shareholders on or about September 23, 1998.



                           PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information with respect to each person known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of August 10, 1998 or other date noted below. As of August 10, 1998, 7,817,900 shares of Common Stock were outstanding.


                                AMOUNT AND NATURE OF      PERCENTAGE OF
NAME AND ADDRESS                BENEFICIAL OWNERSHIP    OUTSTANDING SHARES OF
OF BENEFICIAL OWNER                OF COMMON STOCK      COMMON STOCK OWNED
-------------------             ----------------        -------------------


Peter B. Cannell &                  935,362 (1)                12.0%
Co., Inc.  ("Cannell")
919 Third Avenue
New York, NY  10022

Dimensional Fund Adv. Inc.          451,150 (2)                 5.8%
1299 Ocean Ave.,
11th Floor
Santa Monica, CA  90401

------------------------

(1) Based upon information provided to the Corporation by Cannell as of August 3, 1998. Consists entirely of shares of Common Stock of the Corporation owned by investment advisory clients of Cannell, principals of Cannell, and The Peter B. Cannell 401(k) Plan. Cannell disclaims beneficial ownership of all such shares.

(2) Based upon information as of June 30, 1998 provided to the Corporation by Dimensional Fund Advisors Inc. Consists entirely of shares of Common Stock owned by portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Of such shares, Dimensional Fund Advisors Inc. does not have voting power with respect to 163,200 shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all 451,150 shares.



                           ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

       The Board of Directors has set the number of Board members at seven for the upcoming year. Each director is elected to hold office until the next annual meeting of shareholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified. The Board has nominated all of the current members of the Board for reelection. The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the members of the Board.

       Unless authority to do so is withheld, the persons named in each proxy (and/or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named below. If for any reason any nominee is not a candidate (which is not now expected), a new nominee will be designated by the Board to fill such vacancy, unless the Board of Directors shall reduce the number of directors in accordance with the By-Laws of the Corporation.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

       There is shown below for each director and nominee for director, as reported to the Corporation, the name, age and family relationship, if any, with any other director or officer, the principal occupation and employment over at least the last five years, the position, if any, with the Corporation, the period of service as a director of the Corporation, and certain other directorships held.

NAME                     AGE       OFFICE HELD    DIRECTOR SINCE

Paul M. Cook             74        Director       March 1976
Warren C. Cook           53        Director       September 1976
Robert E. McGill, III    67        Director       October 1995
James E. McGrath         64        Director       October 1993
Duane C. Montopoli       49        Director       February 1986
Nicholas Pappas          68        Director       May 1991
John W. Verbicky         46        President,     October 1997
                                   Chief
                                   Executive Officer
                                   and Director

-----------------------------

       PAUL M. COOK has served as Chief Executive Officer and Chairman of the Board of Diva Systems Corporation since June 1995. He served as Chairman of the Board of Directors of SRI International, Menlo Park, California, from December 1993 through July 1998. Mr. Cook also served as Chairman of the Board of Directors of CellNet Data Systems, Inc. (formerly Domestic Automation Company) of San Carlos, California from June 1990 through November 1997 and served as Chief Executive Officer of that company from August 1990 through August 1994. Mr. Cook continues to be a director of both SRI International and CellNet Data Systems, Inc. Mr. Cook was a member of the Board of Directors of Raychem Corporation ("Raychem"), Menlo Park, California, from the time he founded the company in 1957 through August 1996, and served as Chairman of the Board of Directors from April 1990 through October 1995. Mr. Cook is the uncle of Mr. Warren Cook, also a director of the Corporation.

       WARREN C. COOK is Senior Vice President and Chief Operating Officer of American Skiing Company. He has held these positions since June 1997 and August 1998, respectively. Between June 1994 and June 1996, Mr. Cook served as Vice President of S.K.I. Ltd. Prior to that time, he served as President, Chief Executive Officer and Chairman of the Board of Sugarloaf Mountain Corporation from April 1986 through June 1996. He also served as Managing Director of Sugarloaf Mountain Corporation from June 1996 through July 1998. Prior to his resignation in June 1986, Mr. Cook was President and Chief Executive Officer of the Corporation. Mr. Cook is the nephew of Mr. Paul Cook, also a director of the Corporation.

       ROBERT E. McGILL, III has been Managing Director of the Berkshires Management Company L.L.C., the general partner of the Berkshires Capital Investors Limited Partnership, since February 1997. From 1989 through December 1994, Mr. McGill served as Executive Vice President - Finance and Administration of The Dexter Corporation, Windsor Locks, Connecticut and also served as a director of The Dexter Corporation from 1983 through April 1995. Prior to his appointment as Executive Vice President, Mr. McGill served as Vice President and Senior Vice President of Finance and Administration from 1975 through 1989. He is currently a member of the Board of Directors of CN Biosciences, Inc. and Connecticut Surety Corporation. Mr. McGill is also a Trustee for Travelers Mutual and Variable Annuity Funds.

       JAMES E. McGRATH, Ph.D., is the Ethyl Chaired Professor of Chemistry and Director of the National Science Foundation's Science and Technology Center for High Performance Polymer Adhesives and Composites at Virginia Polytechnic Institute and State University ("VPI"). Prior to his appointment as Director of the Science and Technology Center in February 1989, Dr. McGrath served as Director of the Materials Institute at VPI. Dr. McGrath also held various positions as a research scientist and chemist during his 17 years in private industry with several companies, including Union Carbide and Goodyear Tire and Rubber Co.

       DUANE C. MONTOPOLI is President, Chief Executive Officer and Director of Medical Resources Imaging, Inc. which is headquartered in Hackensack, New Jersey. From June 1986 until January 1998, Mr. Montopoli was President and Chief Executive Officer of the Corporation. From December 1983 until January 1990, he was a partner in Oak Grove Ventures, Menlo Park, California. Prior to that time, he was employed by Arthur Young & Company (now Ernst & Young LLP) where he was a general partner from October 1982 through December 1983.

       NICHOLAS PAPPAS, Ph.D., is retired Vice Chairman of the Board of Directors of Rollins Environmental Services, Inc., Wilmington, Delaware. Prior to his appointment as Vice Chairman, Mr. Pappas served as President and Chief Operating Officer from July 1991 through September 1995. Dr. Pappas was employed by the Du Pont Company in various capacities from 1956 until his retirement in December 1990. Dr. Pappas served as Executive Vice President of Du Pont from 1988 to December 1990, and was Group Vice President - Polymer Products from 1983 to 1988. He is also a director of Yenkin-Majestic Corp. of Dayton, Ohio, Nova Corporation, a Canadian company, Witco Corporation of Greenwich, Connecticut, and Biotraces Inc. of Fairfax, Virginia. In October 1997, the Board of Directors named Dr. Pappas to the newly created position of Chairman of the Board of Directors of the Corporation effective January 1998.

       JOHN W. VERBICKY, Ph.D., is President and Chief Executive Officer of the Corporation. He has held these positions since January 1998. Between March 1996 and January 1998, Dr. Verbicky served as Executive Vice President and Chief Operating Officer of the Corporation. Prior to that time, he served as Vice President - Research & Development from January 1993 to April 1994, and as Vice President - U.S. Business Group from April 1994 to March 1996. From November 1990 until the commencement of his employment with the Corporation, Dr. Verbicky was employed by General Electric ("GE") as manager of the Environmental Technology Laboratory at GE's Research and Development Center. He previously served as manager of the Chemical Synthesis Laboratory after joining GE in 1979.

       As compensation for service as director, each non-employee director receives cash compensation and annual stock option grants. The Corporation pays to each non-employee director $1,000 for every meeting of the Board of Directors attended in person by such director, and $250 for every telephonic meeting of the Board of Directors (or committee thereof) in which such director participates. In addition, pursuant to the Corporation's Third Amended and Restated 1991 Stock Option Plan (the "1991 Plan"), the non-employee directors of the Corporation receive annual automatic grants of options to purchase shares of Common Stock. During fiscal 1998, each of the non-employee directors received an automatic grant of options under the 1991 Plan to purchase 6,000 shares of the Common Stock at fair market value as of the date of grant ($21.125 per share), and such options became fully vested over the course of that fiscal year. The Board of Directors met 9 times last year. Each director attended at least 75% of the aggregate of the total number of such meetings of the Board of Directors and the total number of meetings held by all committees on which he served, with the exception of Dr. McGrath, who attended 67% of such meetings.

     In addition to his regular compensation as a Director, Dr. Pappas received additional compensation during fiscal 1998 for services rendered as a consultant. Pursuant to an arrangement approved and recommended by the Option/Compensation Committee (with Dr. Pappas absent and not participating), and adopted unanimously by the full Board (with Dr. Pappas absent and not participating), Dr. Pappas earned $30,000 in consulting fees during the 1998 fiscal year and the award of options under the 1991 Plan to purchase 20,000 shares of the Common Stock at fair market values as of the date of the grant ($21.125 per share), which options vest at the rate of 25% per year, commencing with 25% on October 30, 1997 and 25% on each anniversary for the next three years thereafter.

COMMITTEES

       During fiscal 1998, the Audit Committee of the Board of Directors consisted of Mr. Warren Cook, Mr. McGill and Dr. Pappas. This committee met two times in fiscal 1998. The functions of the Audit Committee include: (1) making recommendations to the Board of Directors with respect to the engagement of the independent auditors; (2) reviewing the audit plans developed by the independent auditors for the annual audit of the Corporation's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent auditors and the auditors' independence; and (5) reviewing the adequacy of the Corporation's system of internal controls and the responses to management letters issued by the independent auditors and
(6) reviewing any related party contracts brought to its attention.

       During fiscal 1998, the Option/Compensation Committee of the Board of Directors consisted of Mr. Paul M. Cook, Mr. Warren C. Cook, and Dr. James
E. McGrath. This committee met two times in fiscal 1998. The principal functions of the Option/Compensation Committee are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Corporation's stock option plans pursuant to the terms of such plans.

       During fiscal 1998, the Board of Directors established an Environmental, Health and Safety (EHS) Committee, which consisted of Drs. Pappas and McGrath and Mr. Warren Cook. The Committee met once in fiscal 1998. The principal functions of the EHS Committee are to review and approve the Corporation's safety programs and safety record, and to monitor and make recommendations to the Corporation's management on safety, health, environmental and corporate compliance matters.


OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

       The table below sets forth information as of August 10, 1998, as reported to the Corporation, as to the beneficial ownership of the Common Stock of the Corporation by each director, each nominee for election as a director, and each named executive officer, and by all directors and executive officers as a group.

                                    AMOUNT AND NATURE OF    PERCENTAGE OF
                                    BENEFICIAL OWNERHIP   OUTSTANDING SHARES OF
    NAME                            OF COMMON STOCK (1)   COMMON STOCK OWNED
--------                          --------------------    --------------------
Paul M. Cook (2).............        323,560                       4.11%
Warren C. Cook (3)...........        187,627                       2.38%
Michael P. Cushman (4).......         21,172                       *
Robert E. McGill, III (5)             19,000                       *
James E. McGrath ............         25,500                       *
Duane C. Montopoli (6).......        180,250                       2.26%
Moosa E. Moosa ..............         28,250                       *
Nicholas Pappas .............         53,000                       *
Thomas C. Platt III..........         10,400                       *
Charles Tilgner III (7)......         23,697                       *
John W. Verbicky ............         79,938                       1.01%
All directors and executive
officers as a group (12 persons)     959,074                      11.53%
 .............................
------------------------
* Indicates less than 1%


(1) Except as set forth in the footnotes below, each stockholder has sole investment and voting power with respect to the shares beneficially owned. Includes options with respect to shares of Common Stock that can be exercised on or before October 9, 1998. Assumes exercise of options covering 54,000 shares for Mr. Paul Cook, 54,000 shares for Mr. Warren Cook, 20,938 shares for Mr. Cushman, 12,000 shares for Mr. McGill, 18,000 shares for Dr. McGrath, 155,750 shares for Mr. Montopoli, 23,750 shares for Mr. Moosa, 47,000 shares for Dr. Pappas, 10,000 shares for Mr. Platt, 20,900 shares for Mr. Tilgner, 77,438 shares for Dr. Verbicky, and 500,276 shares for all directors and executive officers as a group.
(2) Consists of 269,560 shares held by the Paul and Marcia Cook Living Trust, as to which Mr. Cook and his wife share voting and investment power as co-trustees.
(3) Includes 86,300 shares held in trust for the benefit of Mr. Warren Cook's two children, as to which Mr. Cook has no voting or investment power and disclaims beneficial ownership.
(4) Includes 224 shares held by his two children, as to which Mr. Cushman disclaims beneficial ownership.
(5) Includes 7,000 shares held in a trust of which Mr. McGill is a beneficiary and over which Mr. McGill shares voting control.
(6) Includes 4,500 shares held by Mr. Montopoli as custodian for his two children, as to which Mr. Montopoli disclaims beneficial ownership.
(7) Includes 15 shares owned by Mr. Tilgner's wife, as to which Mr. Tilgner disclaims beneficial ownership.



                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The table below sets forth certain compensation information for the fiscal years ended June 30, 1998, 1997 and 1996 with respect to the Corporation's Chief Executive Officers and those four other executive officers of the Corporation who were the most highly paid for fiscal 1998.


                                                                            LONG TERM
                                                                          COMPENSATION
                                              ANNUAL COMPENSATION              AWARDS              ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     -------------------         ---------------      COMPENSATION($)(2)
----------------------------         ----     SALARY($)(1) BONUS($)          OPTIONS(#)      ------------------
                                              --------     --------       ---------------

Duane C. Montopoli (3)               1998     $121,122          $0           7,000             $ 22,825 (4)
  President, Chief Executive         1997     $229,000     $53,000          14,000             $  7,067
  Officer and Director               1996     $225,000     $85,000          18,000             $  6,828

John W. Verbicky (5)                 1998     $212,000     $84,500 (6)      80,000             $  6,562
  President, Chief Executive         1997     $180,000     $44,000               0             $  1,531
  Officer and Director               1996     $151,000     $57,000          98,250              $16,050 (7)

Michael P. Cushman (8)               1998     $130,000     $44,000           6,000             $  3,061
  Vice President - Americas          1997     $112,000     $16,000          16,000             $    718
  Business Group                     1996     $ 96,000     $20,000           2,250             $    792

Moosa E. Moosa (9)                   1998     $143,000     $44,000           5,000             $  2,668
  Vice President - Finance,          1997     $129,000     $31,500          45,000              $11,250 (10)
  Treasurer and Chief
  Financial Officer

Thomas C. Platt III (11)             1998     $115,000     $37,000          40,000             $  1,069
  Vice President -
  General Counsel

Charles Tilgner III                  1998     $115,000     $35,000           4,000             $  6,453
  Vice President and                 1997     $111,000     $25,000           5,300             $  5,881
  Director of U.S Operations         1996     $107,000     $40,000           6,000             $  4,294
  & Engineering

------------------------
(1)  Salary includes amounts deferred pursuant to the Corporation's 401(k)
     Plan.
(2) All Other Compensation includes (i) the Corporation's matching contributions, and discretionary payments made by the Corporation, under the Corporation's 401(k) Plan, and (ii) life insurance premiums paid by the Corporation on behalf of the named executive officer.
(3) Served as President and Chief Executive Officer through January 2, 1998. Thereafter, Mr. Montopoli served only as a Director.
(4)  Also includes payment for unused vacation.
(5) Served as Executive Vice President and Chief Operating Officer through January 2, 1998. Since that date, Dr. Verbicky has served as President and Chief Executive Officer and served as a Director from October 30, 1997.
(6) Pursuant to the terms of Dr. Verbicky's employment agreement, the Corporation has forgiven $10,000 of indebtedness owed by Dr. Verbicky to the Corporation during 1998.
(7) Pursuant to the terms of Dr. Verbicky's employment agreement, the Corporation has forgiven $15,000 of indebtedness owed by Dr. Verbicky to the Corporation for fiscal 1996.
(8)  Mr. Cushman became an officer of the Corporation as of July 1, 1997.
(9)  Mr. Moosa joined the Corporation in July 1996.
(10) Pursuant to the terms of Mr. Moosa's employment agreement, the Corporation paid Mr. Moosa a $10,000 signing bonus at the commencement of his employment.
(11) Mr. Platt joined the Corporation in July 1997.

Option Grants in Last Fiscal Year

     The following table discloses information regarding stock options granted during the fiscal year ended June 30, 1998 pursuant to the Corporation's Third Amended and Restated 1991 Stock Option Plan to the individuals listed in the Summary Compensation Table. In accordance with Securities and Exchange Commission rules, also shown are the hypothetical gains or "option spreads," on a pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term of ten (10) years.


                                   INDIVIDUAL GRANTS
                    ----------------------------------------------------------- POTENTIAL REALIZABLE VALUE AT
                                       % OF TOTAL                                ASSUMED ANNUAL RATES OF
                                     OPTIONS GRANTED                            STOCK PRICE APPRECIATION FOR
                      OPTIONS          TO EMPLOYEES     EXERCISE    EXPIRATION      OPTION TERM
NAME                GRANTED(#)(1)        IN FY 1998     PRICE (PER SH)   DATE      0%      5%        10%

Duane C. Montopoli   7,000                2.56%        $19.9375       8/5/07    $  0   $87,770   $222,427
John W. Verbicky     8,000                2.92         $19.9375       8/5/07    $  0  $100,309   $254,202
John W. Verbicky    72,000               26.29%        $21.1250       9/8/07    $  0  $956,549 $2,424,082
Michael P. Cushman   6,000                2.19%        $19.9375       8/5/07    $  0   $75,232   $190,651
Moosa E. Moosa       5,000                1.83%        $19.9375       8/5/07    $  0   $62,693   $158,876
Thomas C. Platt II  40,000               14.60%        $19.5625       7/28/07   $  0  $492,110 $1,247,103
Charles Tilgner III  4,000                1.46%        $19.9375       8/5/07    $  0   $50,154   $127,101


 (1) Each option grant is exercisable, cumulatively, in increments of 25% on each of the first four anniversaries of the grant date. Options granted to executive officers provide for accelerated vesting in the event of a change in control of the Corporation.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information as to options exercised during the fiscal year ended June 30, 1998, and unexercised options held at the end of such fiscal year, by the individuals listed in the Summary Compensation Table.

                                                                              VALUE OF UNEXERCISED
                                                 NUMBERS OF UNEXERCISED        IN-THE MONEY OPTIONS
                  SHARES ACQUIRED     VALUE       OPTIONS AT 6/30/98(#)           AT 6/30/98($)
NAME               ON EXERCISE(#)  REALIZED($)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(1)
----              ------------     ------------ ------------------------- -----------------------------

Duane C. Montopoli       0              0            143,000/29,500             1,576,750/203,094
John W. Verbicky         0              0            54,126/131,374              447,069/419,733
Michael P. Cushman    11,250        118,887          13,939/20,061              140,653/109,097
Moosa E. Moosa           0              0             11,250/38,750              76,641/234,297
Thomas C. Platt III      0              0               0/40,000                    0/50,000
Charles Tilgner III      0              0             17,075/10,975              143,158/58,520
--------------------

(1) Value is based on the closing sale price of $20.8125 per share of the Common Stock as of June 30, 1998 (the last trading date during fiscal 1998) minus the exercise price.


DEFINED BENEFIT PLAN

     The Corporation maintains a defined benefit pension plan (the "Defined Benefit Plan") for its U.S. employees. The following table shows the estimated annual benefit payable at age 65 upon retirement to participants in the Corporation's Defined Benefit Plan at the specified compensation and years-of-service classifications.

                                               Years of Service
                                           ----------------------------
                           10                    15                   20               25 and over
                  ----------------      ----------------      ----------------      ----------------
                   Range of Officer      Range of Officer      Range of Officer      Range of Officer
    Average          Birth Dates           Birth Dates           Birth Dates           Birth Dates
Remuneration*      1960       1935       1960       1935       1960       1935       1960       1935
                   ----       ----       ----       ----       ----       ----       ----       ----

   $100,000      $ 9,700    $11,700    $14,500    $17,500    $19,400    $23,300    $24,200    $29,100
    125,000       13,200     15,100     19,700     22,700     26,300     30,300     32,900     37,800
    150,000       16,600     18,600     25,000     27,900     33,300     37,200     41,600     46,500
    175,000       20,100     22,100     30,200     33,100     40,200     44,200     50,300     55,200
    200,000       23,600     25,600     35,400     38,300     47,200     51,100     59,000     63,900
    225,000       27,100     29,000     40,600     43,500     54,100     58,100     67,700     72,600
    250,000       30,500     32,500     45,800     48,800     61,100     65,000     76,300     81,300
    275,000       34,000     36,000     51,000     54,000     68,000     72,000     85,000     90,000

--------------------
* Represents the average annual compensation paid during the sixty (60) months preceding retirement.

     Compensation for purposes of computing retirement benefits under the Defined Benefit Plan includes salary and only those bonuses paid under the Corporation's sales incentive program. For the purpose of computing retirement benefits under the Defined Benefit Plan, compensation for fiscal 1998, reported to the pension trustee in August 1998, for Mr. Montopoli was $138,032, for Dr. Verbicky was $212,394 for Mr. Cushman was $130,000, for Mr. Moosa was $143,394, for Mr. Platt was $115,385, and for Mr. Tilgner was $115,221.

     Benefits are computed on a straight-life annuity basis and, in general, are payable monthly commencing at age 65. Early retirement is permitted between the ages of 55 and 65, but at a considerably reduced benefit and subject to certain restrictions. Benefits are not subject to any reduction for social security or other offset amounts.

     For the purpose of computing retirement benefits under the Defined Benefit Plan, on June 30, 1998 Mr. Cushman had 20 years of credited service; Mr. Montopoli had 12 years; Mr. Moosa, 2 years; Mr. Platt, 1 year; Mr. Tilgner, 20 years; and Dr. Verbicky, 5 years.


EXECUTIVE EMPLOYMENT AGREEMENTS

     The Corporation entered into an employment agreement with Duane C. Montopoli, the President and Chief Executive Officer of the Corporation, as of May 29, 1992 (the "Montopoli Employment Agreement"). Mr. Montopoli's former annual base salary under the Montopoli Employment Agreement was $235,000, subject to annual review and increase by the Board of Directors of the Corporation. Under the Montopoli Employment Agreement as amended, Mr. Montopoli was eligible to participate in the Chemfab Corporate Officer Bonus Plan and may receive an annual cash bonus depending on the Corporation's financial performance for the year. Furthermore, Mr. Montopoli was entitled to fringe benefits under the Montopoli Employment Agreement, including life insurance, health insurance and a company car. (See Option/Compensation Committee Reports.) Mr. Montopoli resigned as President and Chief Executive Officer of the Corporation effective as of January 2, 1998. He has continued to serve as a director of the Corporation since that date.

     In planning for Mr. Montopoli resignation, the Board of Directors named Dr. John W. Verbicky, the Executive Vice President and Chief Operating Officer of the Corporation, to succeed Mr. Montopoli as the Corporation's President and Chief Executive Officer as of January 2, 1998. Effective September 8, 1997, the Corporation's Option/Compensation Committee increased Dr. Verbicky's annual base salary to $220,000 and granted him options to purchase 72,000 shares of the Corporation's Common Stock at a price of $21.125 per share that will vest at the rate of 25% per year.

     Under Dr. Verbicky's current employment agreement with the Corporation (the "Verbicky Employment Agreement"), Dr. Verbicky's annual base salary is subject to annual review and increase by the Board of Directors of the Corporation. Dr. Verbicky is also eligible to participate in the Chemfab Corporate Officer Bonus Plan and may receive an annual cash bonus depending on the Corporation's financial performance for the year. Furthermore, Dr. Verbicky is entitled to fringe benefits under the Verbicky Employment Agreement, including life insurance, health insurance and a company car. (See Option/Compensation Committee Reports.)

     The Verbicky Employment Agreement also provides that Dr. Verbicky's employment with the Corporation may be terminated by either Dr. Verbicky or the Corporation, at any time and for any reason whatsoever, by giving up to ninety (90) days' written notice of termination. If the Corporation terminates Dr. Verbicky's employment under certain specified circumstances, the Corporation will continue to pay Dr. Verbicky's base salary and fringe benefits for a period of nine (9) months following such termination. These payments would be subject to offset by the amount of any salary or bonus received by Dr. Verbicky from subsequent employment (unless such termination occurs after a sale of the Corporation). The Verbicky Employment Agreement contains similar compensation provisions in the event that Dr. Verbicky's employment with the Corporation terminates as a result of his death or disability, except that, in the case of Dr. Verbicky's disability, the compensation payable by the Corporation to Dr. Verbicky is expected to be funded, in part, from disability insurance coverage maintained by the Corporation.

     The Verbicky Employment Agreement contains provisions for an interest-free loan by the Corporation to Dr. Verbicky in the amount of $50,000, which loan is to be forgiven over a five-year period in equal annual amounts and completely if the Corporation terminates Dr. Verbicky's employment under certain specified circumstances.

     The Corporation also has employment agreements with two other corporate officers, Mr. Moosa E. Moosa, Vice President - Finance, Treasurer and Chief Financial Officer, and Thomas C. Platt III, Vice President - General Counsel and Administration, and Secretary. If the Corporation terminates Mr. Moosa's or Mr. Platt's employment under certain specified circumstances, the Corporation will continue to pay Mr. Moosa's or Mr. Platt's base salary and fringe benefits, as the case maybe, for a period of six (6) months following such termination. These payments would be subject to offset by the amount of any salary or bonus received by Mr. Moosa or Mr. Platt from subsequent employment (unless such termination occurs after a sale of the Corporation).


                    OPTION/COMPENSATION COMMITTEE REPORT
                     ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Corporation's executive officer compensation consists of three primary components: base salary, annual bonuses, and grants of stock options. Each component is intended to further the Corporation's overall compensation philosophy, and to achieve the compensation objectives of the Corporation. The Corporation's compensation philosophy is that executive officer compensation should reflect the value created and protected for shareholders, while furthering the Corporation's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short and long-term compensation should motivate and reward high levels of performance and are geared to attract and retain qualified executive officers.

     The Corporation's executive officer compensation program is based on the following principles and objectives:

     o    Competitive, Fair and Balanced Compensation

     The Corporation is committed to providing an executive officer compensation program that helps attract and retain highly qualified executive officers. To ensure that compensation is competitive, the Corporation compares its compensation practices with those of other companies and compensation for similar positions in the market. The Corporation also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers inside the Corporation, and strives to achieve a balance between the fixed and variable components, and between the short and long-term components, of each executive officer's compensation.

     o    Performance

     Executive officers are rewarded based upon both corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing the achievement of specified individual objectives and the degree to which the executive officer contributed to the overall success of the Corporation and the management team.

     In evaluating each executive officer's performance, the Corporation generally follows the process described below:

     o Prior to or shortly after the beginning of each fiscal year, the Corporation's goals and objectives are set through the preparation of the annual plan, which is reviewed with, and ultimately approved by, the full Board of Directors. Dr. Verbicky reports to the Board on the Corporation's progress toward achieving its strategic goals and operating plan throughout the year at quarterly Board meetings and at other times as necessary.

     o In conjunction with the August Board meeting, the Option/Compensation Committee (the "Committee") meets with Dr. Verbicky to review the performance of each executive officer other than Dr. Verbicky during the fiscal year just ended, with particular emphasis on the contribution made toward the attainment of the Corporation's goals and objectives for that year. At that time, Dr. Verbicky makes specific salary, bonus and option award recommendations to the Committee for each executive officer.
          Based upon all the information available, including the performance of the individual officer and compensation information for individuals holding similar positions in other companies, the Committee makes the final determination of the salary, bonus and option awards for each executive officer.

     o At the same time, the Committee also addresses certain aspects of Dr. Verbicky's compensation. Since his base salary level is set by his Employment Agreement (see "EXECUTIVE COMPENSATION -- Executive Employment Agreement" above), this annual determination by the Committee relates only to his annual salary increase, if any, the discretionary portion of his annual bonus and stock option grants.

COMPENSATION FOR FISCAL 1998

Salary

     As described above, the Committee sets the base salary for executive officers after reviewing the Chief Executive Officer's recommendations and evaluations of performance, compensation for competitive positions in the market and the historical compensation levels of the executive officers. In Dr. Verbicky's case, this process applies only to any annual increase in his base salary under the Verbicky Employment Agreement. At its August 1997 meeting, the Committee reviewed the salaries of the Corporation's executive officers, including Dr. Verbicky, and the Corporation's financial performance for fiscal year ended June 30, 1997. Based upon this review, the Committee concluded that increases ranging from 2.2% to 22.2% were appropriate for some of the executive officers.

Bonus Awards

     For fiscal 1998, the Corporation's executive officers, including Dr. Verbicky, were eligible to receive bonuses pursuant to the terms of the Chemfab Corporate Officer Bonus Plan (the "Plan"), which was approved by the Committee early in fiscal 1998. Under the terms of the Plan, executive officer bonuses are paid from a bonus pool which is funded based upon a formula tied to the Corporation's consolidated pretax profit for the year. The individual's total bonus opportunity is divided into two components: 60% of the opportunity is tied to the individual's annualized base pay as of July 1, 1997 (except for Dr. Verbicky whose base was as of September 9, 1997 and Mr. Platt's whose base was as of his employment date) and 40% is variable based upon an assessment by the Committee of the individual's achievements and contributions to the success of the business during the year.

     Based upon the Corporation's actual pretax profit for fiscal 1998, the total bonus pool created under the Chemfab Corporate Officer Bonus Plan was $274,000, which represented approximately 33.4% of the base salaries of the executive officer group as a whole. The bonus payment to Dr. Verbicky for fiscal 1998 was $84,480, which represented approximately 38% of his base pay. The other four most highly paid executive officers received bonus payments equal to approximately 32% of their base pay in the aggregate. These amounts were paid in August 1998.

Stock Option Grants

     The Committee believes that stock options have been and remain an excellent vehicle for compensating employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term performance of the Corporation's stock. The size of stock option grants is generally intended by the Committee to reflect the executive officer's position with the Corporation and his other contributions to the Corporation, while at the same time considering his other prior equity holdings in the Corporation and the stock option awards made to other executive officers of the Corporation. Grants to executive officers under the stock option program typically involve a four-year vesting period (subject to accelerated vesting upon a change of control of the Corporation) to encourage key employees to continue in the employ of the Corporation. At its August 1998 meeting, the Compensation Committee granted stock options to the named officers as follows: Dr. Verbicky, 15,000 shares; Mr. Cushman, 10,000 shares; Mr. Moosa, 12,000 shares; Mr. Platt, 7,000 shares; and Mr. Tilgner, 4,000 shares.

Conclusion

     The Committee believes that the total fiscal 1998-related compensation of the Chief Executive Officer and each of the other named officers, as described above, including the bonus awards and stock option grants made in August 1998, is fair, and is well within the range of compensation for executive officers in similar positions at comparable companies.


                                    Option/Compensation Committee


                                    Paul M. Cook
                                    Warren C. Cook
                                    James E. McGrath


                            CERTAIN TRANSACTIONS

     In February 1995, Gabriel P. O'Gara, who was an officer of the Corporation until June 2, 1997 and who currently is a consultant to the Corporation, acquired a 50% ownership interest in Fothergill Engineered Fabrics ("FEF"), which is a commercial weaver of specialty fibers in England. FEF is also a raw material supplier to the Corporation's U.K. and Irish subsidiaries, and owns the site on which the U.K. subsidiary operates. The Corporation has entered into a lease and related agreements with FEF which provide for minimum annual payments by the Corporation to FEF of approximately $65,000 for a period of at least five years. During the fiscal year ended June 30, 1998, the Corporation's U.K. and Irish subsidiaries purchased an aggregate of $1,351,000 of woven materials from FEF and paid an aggregate of $542,000 for rent and shared services. At
June 30, 1998, the amount payable to FEF for material purchases and services was an aggregate of $362,000.

       On June 2, 1997, Gabriel O'Gara terminated his employment with Chemfab Europe, resigned his offices of the Corporation and entered into a consultancy agreement with the Corporation and its subsidiaries (the "Consulting Agreement"). The Consulting Agreement requires that Mr. O'Gara provide various consulting services to the Corporation and/or its subsidiaries. In consideration for these services, the Corporation and/or its subsidiaries have agreed to pay Mr. O'Gara consulting fees at the average rate of IR Pounds 6,250 per month and provide him with certain other benefits costing approximately IR Pounds 1,000 per month. The Consulting Agreement terminates on December 31, 1999, unless sooner terminated by the Corporation for cause or by Mr. O'Gara upon notice to the Corporation.

       The Company's Board of Directors (with Dr. Pappas absent and abstaining) negotiated and, upon recommendation of its Audit Committee, approved entering into a consulting relationship with Dr. Nicholas Pappas, who currently serves as Chairman of the Company's Board of Directors. On October 30, 1997, the Company accordingly entered into a Consulting Agreement with Dr. Pappas to reflect the terms negotiated and approved by the Board. The Consulting Agreement requires that Dr. Pappas provide various on-going strategic consulting services to the Company from and after October 30, 1997. In consideration for these consulting services, Dr. Pappas was awarded a one-time, non-qualified stock option to purchase 20,000 shares of the Company's Common Stock at a price of $21.125 per share (the closing price on the date the Board of Directors approved the Consulting Agreement). This option vests at a rate of 25% per year, commencing with the first 25% on October 30, 1997 and continuing on each anniversary of that date for the next three years. The Consulting Agreement also requires the Company to pay Dr. Pappas $10,000 quarterly with the first payment being made on December 30, 1997. The Consulting Agreement may be canceled by either party with thirty days notice.

       On December 1, 1997, the Company entered into a contract (the "Contract") for a twelve-month research project with Virginia Polytechnic Institute and State University and Virginia Tech Intellectual Properties ("VPI"). Under the terms of the Contract, the Company is required to pay VPI $60,000 over twelve months to cover facilities and equipment costs and the costs of time and materials for the research services rendered by VPI graduate students supervised by Drs. McGrath and Wilkes (an associate of Dr. McGrath). The agreement between the parties does not contemplate that any compensation or any other consideration will be paid to Dr. McGrath or Dr. Wilkes. The Company has the right under the Contract, upon payment of additional consideration, to acquire exclusive license(s) for inventions and other intellectual property conceived (in whole or in part) by VPI from this Contract. Dr. McGrath is the Ethyl Chaired Professor of Chemistry at VPI and serves as a Director of the Company. The Board of Directors (with Dr. McGrath abstaining), upon the recommendation of its Audit Committee, found that the Contract was negotiated at arm's length, and believes that the Contract with VPI is in the Company's best interests, and has approved and ratified its execution.

       Each of the above transactions was negotiated at arms-length, and the Company believes that each transaction was on terms no less favorable to the Company than could have been obtained at arms-length negotiations with third parties.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Common Stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended June 30, 1998.


                    SHAREHOLDER RETURN PERFORMANCE GRAPH

       The following graph compares the performance of the Corporation's Common Stock to the Russell 2000 Index and the Dow Jones Specialty Chemicals Index since June 30, 1993. The graph assumes that the value of an investment in the Corporation's Common Stock and each index was $100 at June 30, 1993 and that all dividends were reinvested. The total cumulative return reflected in the graph below in respect of the fiscal year ended June 30, 1994 and June 30, 1995 has been computed based on the closing sale price of the Corporation's Common Stock on June 29 and June 27, respectively, the last trading days of the Corporation's Common Stock in such fiscal years.

                                        CUMULATIVE TOTAL RETURN
                                  ---------------------------------
                                6/93   6/94    6/95   6/96   6/97   6/98
CHEMFAB CORPORATION    CFA      100    112     150    195    293    290
RUSSELL 2000           IR20     100    104     125    155    181    215
DJ SPECIALTY CHEMICALS ICHS     100    101     131    144    172    185




                    RATIFICATION OF INDEPENDENT AUDITORS

       Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors of the Corporation for the fiscal year ending June 30, 1999. Ernst & Young LLP (together with one of its predecessor firms, Arthur Young & Company) have acted in such capacity for the Corporation since the 1980 fiscal year. The Board will propose at the Meeting that the shareholders ratify this selection.

       Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

       The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the ratification of the appointment of Ernst & Young LLP as the Corporation's auditors. If the proposal to ratify the appointment of Ernst & Young LLP is not approved, the Board of Directors will select and appoint an independent accounting firm for the fiscal year ending June 30, 1999 without further shareholder action.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 1999, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


                               MISCELLANEOUS

OTHER MATTERS

       The Board of Directors does not know of any other matters that may be presented at the Meeting, except for routine matters. If other business does properly come before the Meeting, however, the persons named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.


1999 SHAREHOLDER PROPOSALS

       In order for shareholder proposals to be presented at the Corporation's 1998 annual meeting of shareholders, such proposals must be received by the Secretary of the Corporation at the Corporation's principal office in Merrimack, New Hampshire not later than May 26, 1999 for inclusion in the proxy statement for that meeting, subject to the applicable rules of the Securities and Exchange Commission. Delivery of such proposals should be by Certified Mail, Return Receipt Requested.

ANNUAL REPORT ON FORM 10-K

       The Corporation's Annual Report on Form 10-K (without exhibits) is included in the Corporation's Annual Report to Shareholders, and is being furnished to shareholders of record together with this Proxy Statement. Requests for additional copies should be directed to: Secretary, Chemfab Corporation, 701 Daniel Webster Highway, P.O. Box 1137, Merrimack, New Hampshire 03054.


September 23, 1998


                                                                          ANNEX

                               FORM OF PROXY CARD
                                   {SIDE ONE}

                              CHEMFAB CORPORATION

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
            1998 ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 29, 1998


     The undersigned hereby appoints John W. Verbicky and Thomas C. Platt III and each of them proxies, each with power of substitution, to vote at the 1998 Annual Meeting of Shareholders of CHEMFAB CORPORATION to be held on October 29, 1998 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the reverse side of this ballot on the election of directors, and the selection of auditors and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

                 (TO BE CONTINUED AND SIGNED ON THE OTHER SIDE)

                                   {SIDE TWO}


                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                              CHEMFAB CORPORATION

                                October 29, 1998


                Please Detach and Mail in the Envelope Provided




A  [X]  PLEASE MARK YOUR
        VOTE AS IN THIS
        EXAMPLE.

            FOR ALL NOMINEES           WITHHOLD
            LISTED AT RIGHT           AUTHORITY
          (EXCEPT AS WITHHELD IN      (TO VOTE FOR
            THE SPACE BELOW)        NOMINEES LISTED
                                      AT RIGHT)   NOMINEES: Paul M. Cook
                                                            Warren C. Cook
1. ELECTION     [      ]               [      ]             Robert E. McGill,III
   OF                                                       James E. McGrath
   DIRECTORS                                                Duane C. Montopoli
                                                            Nicholas Pappas
                                                            John W. Verbicky


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.
_____________________________________________

                                           FOR           AGAINST       ABSTAIN
2. SELECTION OF AUDITORS:                  [     ]         [     ]       [     ]
The Board of Directors recommends a
vote FOR the proposal to Approve the
selection of Ernst & Young LLP as
independent auditors.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, AND FOR THE PROPOSAL RESPECTING SELECTION OF THE AUDITORS AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN THE APPOINTED PROXIES' DISCRETION.

PLEASE DATE, SIGN AS NAME APPEARS HEREON, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

THE UNDERSIGNED HEREBY ACKNOWLEDGE(S) RECEIPT OF A COPY OF THE ACCOMPANYING NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS AND RELATED PROXY STATEMENT.


SIGNATURE ______________ DATE ______  SIGNATURE ______________ DATE ______
NOTE: (Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)